Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of February 1, 2008, is entered into by and between Aquilex Corp., a Delaware corporation (“Aquilex”), and L.W. Varner, Jr. (“Executive”).

W I T N E S S E T H :

WHEREAS, Employer and Executive have entered into an employment agreement, dated as of January 26, 2007 (the “Predecessor Agreement”);

WHEREAS, Section 12.8 of the Predecessor Agreement provides that such agreement may be modified by a writing signed by each of the parties thereto;

WHEREAS, Aquilex wishes to amend and restate the Predecessor Agreement and continue to secure the services and employment of Executive on behalf of Aquilex and/or any of its parents, subsidiaries and affiliates as may employ Executive from time to time (collectively, “Employer”), commencing on the date first written above, pursuant to the terms and conditions set forth herein; and

WHEREAS, Executive wishes to accept such continued employment with Employer, and agrees to do so subject to the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aquilex and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1 Unless earlier terminated pursuant to Section 3.1 hereof, Executive’s term of employment hereunder shall commence on the date first written above and shall continue through February 1, 2011 (the “Term”), subject to the terms and conditions of this Agreement. The Term may be extended for successive one calendar year periods upon mutual agreement of the parties prior to the end of the then current Term, unless either party provides written notice at least 90 days prior to the end of the then current Term of such party’s election not to extend the Term.

1.2 As of the date first written above, Executive shall continue to be employed as the President and Chief Executive Officer of Employer and shall also continue to serve as Chief Executive Officer of Welding Services, Inc. (“WSI”) and HydroChem Holdings Inc. (“HHI”). Executive shall report to the Boards of Directors of Employer, WSI and HHI. To the extent requested by Aquilex Holdings LLC, Executive agrees to serve as a manager of Aquilex Holdings LLC. Executive agrees to serve in such positions or in such other chief executive capacities as may be reasonably requested from time to time by Employer. Executive agrees to perform diligently and to the best of Executive’s abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to such chief executive positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Executive from time to time may be reasonably directed to perform by Employer.

1.3 Executive shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer’s Company Code of Business Conduct (the “Code of Business Conduct”).

1.4 Executive shall, during the period of Executive’s employment by Employer, devote Executive’s full business time, energy, and best efforts to the business and affairs of Employer. During the period of Executive’s employment, Executive may not engage, directly or indirectly, in any other business, investment, or activity that in the good faith determination of the Board of Directors interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of Employer or any of its parents, affiliated subsidiaries and divisions, (each, an “Aquilex Entity” or, collectively, the “Aquilex Entities”), or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities that do not in the good faith determination of the Board of Directors conflict with the business and affairs of the Aquilex Entities or interfere with Executive’s performance of his duties hereunder. Executive may not serve on the board of directors of any entity other than an Aquilex Entity during the Term without prior approval therefor from the Board of Directors; provided, however, that Executive may serve on the board of directors for charitable organizations without the prior approval of the Board of Directors, provided that such service does not interfere with Executive’s performance of Executive’s duties hereunder. Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

1.5 Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the other Aquilex Entities and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Aquilex Entity, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to Employer, Executive agrees that Executive shall not become involved in a conflict of interest with Employer or any Aquilex Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Employer’s policies and procedures. Nothing contained in this Agreement shall be construed to preclude the transfer of Executive’s employment to another Aquilex Entity (“Subsequent Employer”) as of, or at any time after, the date first written above and no such transfer shall itself be deemed to be a termination of employment for purposes of Article 3 hereof unless it involves (i) a substantial elimination or diminution of responsibilities, compensation or benefits or (ii) employment by an Aquilex Entity the financial condition of which is substantially worse than that of the Employer; provided, however, that, effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Employer” as used herein shall thereafter be deemed amended to mean such Subsequent Employer; provided further, however, that this provision shall not apply in the case of any sale, merger or other corporate transaction of any Aquilex Entity unless it involves the circumstances described in clause (i) or (ii) of this sentence. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Executive’s rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1 Executive’s base salary during the Term shall be $500,000 per annum (based on a calendar year), which shall be paid in accordance with Employer’s standard payroll practice. Executive’s base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Executive.

2.2 During the Term, Executive shall be entitled to participate in an annual incentive bonus arrangement established by Employer on terms and conditions substantially as set forth in Exhibit A hereto, including, but not limited to, 100% of then current annual base salary if budgeted performance is attained and a maximum of 150% of then current annual base salary if above-budgeted performance is attained. Except as may be expressly provided by the Board of Directors, Executive shall not be entitled to participate in any other annual cash bonus plan, program or arrangement with respect to any period to which the annual incentive bonus arrangement described in the immediately preceding sentence applies.

2.3 In the event of a “Change of Control,” if Executive is an employee of Employer at the time of such Change of Control, Executive shall receive a single lump-sum payment of $550,000, such payment to be made within 90 days after consummation of the Change of Control, and no later than March 15th of the year following the calendar year in which such Change of Control occurs. For purposes of the foregoing, “Change of Control” shall mean the earliest to occur of either (A) a widely distributed sale of the common stock of Aquilex Holdings LLC in an underwritten public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission, or (B) any transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise) which results in the sale or transfer of (i) a majority of the assets of Aquilex Holdings LLC (determined based on value) to a person or “group” (as such term is defined under Regulation 13D under the Securities and Exchange Act of 1934 (the “Exchange Act”)) or (ii) beneficial ownership or control of a majority of the equity of Aquilex Holdings LLC to a person or a “group” (as such term is defined under Regulation 13D under the Exchange Act), in each case, other than Harvest Partners IV, LP “Harvest”).

2.4 During the Term, Employer shall pay or reimburse Executive for all actual, reasonable and customary expenses incurred by Executive in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures.

2.5 While employed by Employer, Executive shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the date first written above or thereafter are made available by Employer to all or substantially all of Employer’s similarly situated employees. Such benefits, plans, and programs shall include, without limitation, medical, health, and dental care, life insurance, disability protection, qualified and non-qualified retirement plans and stock option plans. Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs that are provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. In addition to medical and dental programs provided to Executive by Employer, during the Term, Employer shall reimburse Employer for the cost of an annual physical examination if one is not otherwise provided by Employer’s medical plan. Employer shall provide to Executive (a) a medical benefit plan with benefits comparable to the Exec-U-Care Reimbursement Medical Insurance plan offered by Jefferson Pilot Financial Insurance Company; (b) a disability insurance program reasonably satisfactory to Executive; provided that the aggregate annual pre-tax cost to Employer of the benefits described in Section 2.5(a) and (b) shall not exceed $15,000; and (c) continued participation in a supplemental employee retirement plan (“SERP”) under which Executive will be covered so long as such plan is in existence.

2.6 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that, except with respect to the benefits referred to in the last sentence of Section 2.5 and the benefits described in Section 2.9, Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, deferred compensation, employee benefit or stock or stock option program or plan, so long as such actions are prospective and not retroactive and are similarly applicable to covered employees generally.

2.7 Employer shall withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.8 During the Term, Executive is entitled to four weeks paid vacation per year (prorated for partial years), to be taken at times mutually acceptable to Executive and Employer, and to such paid holidays as are observed by Employer from time to time. Subject to applicable law, paid vacation that is not used in a year may not be carried over to a subsequent year. For purposes of this Section 2.8, “year” means the twelve month period Employer uses administratively for purposes of vacation records.

2.9 During the Term, Employer shall (a) provide to Executive a company car allowance of $1,250 per month and (b) reimburse Executive’s reasonable and documented out of pocket expenses for company car maintenance, repair and gas (estimated to be $300 per month) and insurance (estimated to be $1,200 per year). During the Term, or, if earlier, until Executive relocates his primary residence to the Atlanta, Georgia area, Employer will provide or will reimburse Executive for the documented cost of housing in the Atlanta, Georgia area, the cost of which shall not exceed $25,000 per annum. During the Term, Employer will reimburse Executive for up to $10,000 per annum for country club dues (excluding initiation fees). To the extent any amounts payable under this Section 2.9 are taxable to Executive, Employer shall pay Executive an additional sum to place Executive in the same after-tax position Executive would have occupied absent the taxes attributable to such amounts.

2.10 To the fullest extent permitted by applicable law and Employer’s articles of incorporation and by-laws, Executive shall be entitled to indemnification from the Employer for any loss, damage or claim incurred by Executive by reason of any act or omission performed or omitted by Executive in good faith on behalf of the Employer, and in a manner reasonably believed to be within the scope of the authority conferred on Executive by this Agreement, except that Executive shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by Executive by reason of gross negligence or willful misconduct with respect to any such acts or omissions. During the Term, and while potential liability exists thereafter, the Employer shall maintain a directors’ and officers’ liability insurance policy covering Executive in the same amount and to the same extent as the Employer covers its other officers and directors.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

3.1 Executive’s employment with Employer shall be terminated prior to the end of the Term (i) upon the death of Executive, (ii) upon Executive’s Retirement (as defined below), (iii) upon Executive’s Permanent Disability (as defined below), (iv) at any time by Employer upon notice to Executive, or (v) by Executive upon thirty (30) days’ notice to Employer.

3.2 If Executive’s employment is terminated by reason of any of the following circumstances in (i), (ii) or (iii), Executive shall be entitled to receive only the benefits set forth in Section 3.3 below:

(i) Termination due to Executive’s Retirement. “Retirement” shall mean either (a) Executive’s retirement at or after normal retirement age (either voluntarily or pursuant to Employer’s retirement policy) or (b) the voluntary termination of Executive’s employment by Executive in accordance with Employer’s early retirement policy.

(ii) Termination by Employer for Employer Cause. Employer termination of Executive’s employment for “Employer Cause” shall mean termination by Employer for any of the following: (a) Executive’s gross negligence in the performance of the duties and services required of Executive pursuant to this Agreement, (b) Executive’s final conviction of or plea of guilty or nolo contendere to a felony or Executive engaging in fraudulent or criminal activity relating to the scope of Executive’s employment (whether or not prosecuted), (c) a material violation of Employer’s Code of Business Conduct, (d) Executive’s breach of any material provision of this Agreement, provided that Executive has received written notice from Employer and been afforded a reasonable opportunity (not less than thirty (30) days nor more than forty-five (45) days) to cure such breach, (e) failure to perform the duties consistent with those of a chief executive as requested by the Board of Directors after Executive has been afforded a reasonable opportunity (not less than thirty (30) days nor more than forty-five (45) days) to cure such breach, (f) the commission of a felony or crime involving moral turpitude or (g) conduct which brings Employer into public disgrace or disrepute in any material respect. Determination as to whether or not Employer Cause exists for termination of Executive’s employment will be made by the Board of Directors.

(iii) Termination by Executive by resignation, other than for Executive Cause. Executive’s resignation, other than for Executive Cause, shall mean termination of Executive’s employment by Executive’s resignation of employment with Employer and any Aquilex Entity but not including any termination by Executive for Executive Cause as described in Section 3.4(i).

(iv) Expiration of Term. The Term of this Agreement shall have expired and not be extended by the election of Executive.

3.3 If Executive’s employment is terminated by reason of Section 3.2(i), (ii), (iii) or (iv), Executive shall be entitled to each of the following:

(i) Executive shall be entitled to a pro rata base salary through the date of such termination and shall be entitled to all individual bonuses or individual incentive compensation not yet paid and that are payable under Employer’s plans for years prior to the year of Executive’s termination of employment. Any other payments or benefits by or on behalf of Employer which may be payable pursuant to the terms of Employer’s employee benefit plans (as defined in Section 3.7), stock, option, or other equity interests or the applicable agreements underlying such plans shall be governed by such plans and agreements and not this Agreement.

(ii) Except for Section 3.3(i) above, it is specifically understood that all future compensation to which Executive is entitled and all future benefits for which Executive is eligible, shall cease and terminate as of the date of termination.

3.4 If Executive’s employment is terminated by reason of (i), (ii), (iii), (iv) or (v) below, Executive shall be entitled to receive only the benefits set forth in Section 3.5 or Section 3.6, as applicable.

(i) Termination by Executive for Executive Cause. “Executive Cause” shall mean a termination of employment by Executive because of (a) the assignment to Executive of any significant duties materially inconsistent with Executive’s status as Chief Executive Officer of Employer or a substantial diminution in the nature of Executive’s responsibilities or Executive’s status, (b) a material breach by Employer of any material provision of this Agreement, or (c) a salary reduction in any amount. In order for Executive to terminate for Executive Cause, (A) Employer must be notified by Executive in writing within ninety (90) days of the event constituting Executive Cause, (B) the event must remain uncorrected by Employer for thirty (30) days following such notice (the “Notice Period”) and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period. Notwithstanding Section 3.4(i)(b) and (c), an across-the-board salary reduction similarly affecting Executive and all other executives of Employer shall not give rise to an Executive Cause.

(ii) Employer Termination Without Cause. Termination by Employer for any reason other than for Employer Cause.

(iii) Death. Termination due to the death of Executive.

(iv) Termination due to Executive’s Permanent Disability. “Permanent Disability” shall mean Executive’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Employer.

(v) Expiration of Term. The Term of this Agreement shall have expired and not be extended by the election of Employer.

3.5 If Executive’s employment is terminated by Executive under Section 3.4(i), by Employer under Section 3.4(ii) or as a result of Section 3.4(v), Executive shall be entitled to each of the following:

(i) Subject to the provisions of Section 3.7, Employer shall provide Executive with continued periodic payments of Executive’s base salary (as set forth in Section 2.1), payable in accordance with Employer’s regular payroll practices, for the longer of (i) twelve (12) months, or (ii) the remainder of the Term as of the date of termination; provided that if Executive violates any of the covenants set forth in Article 4, 5, 6 or 7 hereof, such payments shall end on the date of such violation.

(ii) Executive shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer’s plans for years prior to the year of Executive’s termination of employment. Such amounts shall be paid to Executive in a single lump sum cash payment no later than sixty (60) days following termination of Executive’s employment.

(iii) Executive shall be entitled to a pro rata share of any individual bonuses or individual incentive compensation under Employer’s plans for the year of Executive’s termination of employment based on the portion of such year of termination that Executive was employed by Employer. All amounts for individual bonuses or incentive compensation due to Executive under this Section 3.5(iii) shall be paid within thirty (30) days of completion of the Employer’s annual audit by its external accountants for such year, but in no event later than December 31 of the year following the year to which the bonus relates (or later, if paid in accordance with a plan of deferral intended to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(iv) To the extent permitted by applicable law and Employer’s insurance and benefits’ policies, Employer shall maintain Executive’s paid coverage for health insurance (through the payment of Executive’s COBRA premiums, subject to the proviso set forth in Section 3.5(v)), Exec-U-Care coverage, and other dental and life insurance benefits for the period Executive is receiving severance compensation as provided in Section 3.5(i), and any additional period Employer extends the severance compensation pursuant to Section 3.5(i), on substantially the same basis as would have otherwise been provided had Executive not been terminated. To the extent that such benefits are available under Employer’s insurance and Executive had such coverage immediately prior to termination, such continuation of benefits for Executive shall also cover Executive’s dependents. With respect to any such continued health insurance and other dental and life insurance benefits, (A) such benefits shall be discontinued in the event Executive becomes eligible for similar benefits from any other employer; and (B) Executive’s period of “continuation coverage” for purposes of Section 4980B of the Code shall be deemed to commence on the date of the Executive’s termination of employment. Executive shall notify Employer in writing of his eligibility for any such benefits from another employer within five (5) days after such eligibility.

(v) For the period Executive is receiving severance compensation as provided in Section 3.5(i), and any additional period Employer extends the severance compensation pursuant to Section 3.5(i), Employer shall pay, or reimburse Executive for, Executive’s insurance benefits as referenced in Section 3.5(iv); provided that Executive shall be required to pay the portion of the cost of such coverage as is paid by Employer’s actively employed employees from time to time.

3.6 If Executive’s employment is terminated by reason of Section 3.4(iii) or (iv), Executive’s estate, in the case of death, or Executive or his legal guardian, in the case of Permanent Disability, shall be entitled to payment of all amounts determined under Section 3.5(i) through (iii), except that the Trailing 12 Months Base Salary to be paid under Section 3.5(i) shall be paid in a lump sum within sixty (60) days after termination of Executive’s employment. All payments due under Section 3.5(ii) shall be paid in a single lump sum payment no later than sixty (60) days after termination of Executive’s employment. All payments due under Section 3.5(iii), as modified herein, shall be paid no later than sixty (60) days after the bonus or incentive compensation is capable of being determined.

3.7 The severance benefit paid to Executive pursuant to Section 3.3 or Section 3.5 above shall be in consideration of Executive’s continuing obligations hereunder after such termination, including, without limitation, Executive’s obligations under Articles 4, 5, 6 and 7. Further, as a condition to the receipt of such severance benefit or such additional consideration as Employer may provide, Employer, in its sole discretion, may require Executive to first execute a release, in the form reasonably established by Employer, releasing Employer and all other Aquilex Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action, provided that such release shall not release or affect any right of Executive to be indemnified and held harmless by Employer as provided by Employer’s bylaws by reason of his being an officer of Employer or Executive’s right to receive the payments and other benefits to be provided hereunder or Executive’s right to directors’ and officers’ insurance coverage in accordance with Section 2.10. The performance of Employer’s obligations under Section 3.3 or Section 3.5 and the receipt of the payments and benefits provided thereunder by Executive shall constitute full settlement of all such claims and causes of action. Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a payment or benefit under Section 3.3 or Section 3.5 is owing and the amounts due Executive pursuant to Section 3.3 or Section 3.5 shall not be reduced or suspended if Executive accepts subsequent employment or earns any amounts as a self-employed individual, subject to Section 3.5(iv); provided, however, that in the event Executive breaches any of Executive’s obligations under Articles 4, 5, 6 and 7 of this Agreement, then, in addition to Employer’s right to specific performance pursuant to Section 9.1 or any other rights that Employer or each Aquilex Entity may have under this Agreement or otherwise, Employer and each Aquilex Entity shall have the right to suspend payment of any amounts to which Executive would otherwise be entitled pursuant to this Article 3 until such time as Executive is no longer in breach of Executive’s obligations under Articles 4, 5, 6 and 7 or until such time as a legal determination has been made as to the parties rights and obligations under this Agreement. Executive’s rights under Section 3.3 or Section 3.5 are Executive’s sole and exclusive rights against Employer, or any affiliate of Employer, and Employer’s sole and exclusive liability to Executive under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his or her employment relationship with Employer. The release required by this Section 3.7 shall be completed and be irrevocable prior to the 60th day following Executive’s termination of employment in order for Executive to be eligible to receive the benefits described in Section 3.5. Notwithstanding anything to the contrary contained in Section 3.5, if Executive executes the release required by this Section 3.7 within 60 days following Executive’s termination of employment, payments under Section 3.5 shall commence no later than 60 days after Executive’s termination of employment and shall in no event be required to commence prior to that time; provided that if payments are delayed under this sentence, then any such delayed payments shall be made (without interest) at the time of the first regularly scheduled payroll period coincident with or next following the expiration of such 60-day period.

Executive agrees that all disputes relating to Executive’s employment or termination of employment shall be resolved through Employer’s Dispute Resolution Plan as provided in Section 12.6 hereof; provided, however, that decisions as to whether there is “Employer Cause” for termination of the employment relationship with Executive and whether and as of what date Executive has suffered a Permanent Disability shall be limited to whether such decision was reached in good faith and in accordance with the provisions of this Agreement. Nothing contained in this Article 3 shall be construed to be a waiver by Executive of any benefits accrued for or due Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Employer.

3.8 Notwithstanding the foregoing, if, at the time of Executive’s termination of employment with Employer, Executive is a “specified employee” within the meaning of Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation within the meaning of Section 409A of the Code, then no such payment will be made under this Agreement before the date that is six months after his separation from service (within the meaning of Section 409A of the Code) or, if earlier, his date of death. At the conclusion of such six-month period, any payments delayed pursuant to this Section 3.8 shall be made (without interest) at the time of the first regularly scheduled payroll period coincident with or next following the expiration of such six-month period, to the extent Executive is otherwise entitled to commence receipt of such payments under this Agreement.

3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Executive’s obligations under Article 4, 5, 6 and 7 (if applicable) and Employer’s obligations under Article 3.

3.10 The payment of any monies to Executive under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of Executive. In no event shall Executive represent or hold himself out to be an employee of Employer after the date of termination of employment. Except where Employer is lawfully required to withhold any federal, state, or local taxes, Executive shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Executive hereunder.

3.11 During any period during which any monies are being paid to Executive under this Agreement after the date of termination, Executive shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Executive reasonably incurred in connection with such assistance is fully and promptly reimbursed and that any such assistance after the Restricted Period shall not interfere or conflict with the obligations which Executive may owe to any other employer.

ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:

4.1 All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by Employer or any of the Aquilex Entities, both before and after the date hereof (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to the business, products or services of Employer or the Aquilex Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information)), and all writings or materials of any type embodying any of such items (“Work Product”), shall be the sole and exclusive property of Employer or an Aquilex Entity, as the case may be, and shall be treated as “work for hire.”

4.2 Executive shall promptly and fully disclose all Work Product to Employer and shall cooperate and perform all actions reasonably requested by Employer (whether during or after the Term of employment) to establish, confirm and protect Employer’s right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist Employer, at Employer’s expense, to secure Employer’s rights in the Work Product in any and all countries, including the execution by Executive of all applications and all other instruments and documents which Employer shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Employer the sole and exclusive right, title and interest in and to such Work Product. If Employer is unable because of

Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by Employer) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Employer pursuant to Section 4.1 above, then Executive by this Agreement irrevocably designates and appoints Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive, but for no other purpose. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this Section in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Employer.

4.3 Executive acknowledges that the businesses of Employer and the Aquilex Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the Aquilex Entities use in their business to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the Aquilex Entities in maintaining their competitive position. Executive acknowledges that by reason of Executive’s duties to an association with Employer and the Aquilex Entities, Executive has had and will have access to and has and will become informed of confidential business information which is a competitive asset of Employer and the Aquilex Entities. Executive hereby agrees that Executive will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or make any unauthorized disclosure of any trade secrets, so long as such information shall remain trade secrets under applicable law, of Employer or the Aquilex Entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Executive shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his or her intent to disclose any such confidential business information in such context so as to allow Employer or an Aquilex Entity an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.4 All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the Aquilex Entities, or which relate to Executive’s Work Product described in Section 4.1 above, shall be and remain the property of Employer, or the Aquilex Entities, as the case may be. Upon termination of Executive’s employment by Employer, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Employer.

4.5 During the Executive’s employment by Employer and thereafter, the Executive shall not take any action to disparage or criticize Employer or its affiliates or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of Employer or its affiliates. During the Executive’s employment with Employer and thereafter, the Employer shall not take any action to unfairly disparage or criticize Executive to any third party; provided, however, that this Section 4.5 shall not in any way preclude the Employer from managing or supervising the Executive’s performance (or from engaging in meaningful discourse relating thereto). Nothing contained in this Section 4.5 shall preclude either party from enforcing his or its rights under this Agreement.

ARTICLE 5: COVENANT NOT TO COMPETE:

5.1 In consideration of the compensation to be paid to Executive under this Agreement, Executive acknowledges that in the course of Executive’s employment with Employer and the Aquilex Entities he has prior to the date of the Agreement, and will during the Term of employment, become familiar with Employer’s and the Aquilex Entities’ trade secrets, business plans and business strategies and with other confidential business information concerning Employer and the Aquilex Entities and that Executive’s services have been and shall be of special, unique and extraordinary value to Employer and the Aquilex Entities. In light of Executive’s value to and knowledge of Employer, its customers and its business practices, Executive agrees that, during the Term of employment and during the Restricted Period, he will not seek, accept, or hold employment in a position substantially similar to that held by Executive with Employer during the term of his employment hereunder with any corporation or other enterprise, entity or association which is directly competitive with any business that Employer or any Aquilex Entity engages in. Executive further agrees that, during the Restricted Period, he shall not acquire or develop any line of business, property or project that is directly competitive with any business engaged in or planned to be engaged in by Employer or any Aquilex Entity at the time of Executive’s termination, so long as Executive had direct involvement with such business engaged in or planned to be engaged in by Employer or any Aquilex Entity. These restrictions shall cover Executive’s activities within a 50 mile radius of Employer’s location at 3399 Peachtree Road, Suite 325, Atlanta, Georgia 30326.

ARTICLE 6: AGREEMENT NOT TO SOLICIT EMPLOYEES:

6.1 Executive shall not, during the Term or during the applicable Restricted Period, solicit or attempt to solicit any person who is, or during the one (1) year prior to Executive’s termination was, an employee of Employer or any of the Aquilex Entities, for the purpose of employing such persons for any other employer or entity engaged in the Employer’s and the Aquliex Entities’ business (“Employer’s Business”).

ARTICLE 7: AGREEMENT NOT TO SOLICIT CUSTOMERS AND CLIENTS:

7.1 During the Restricted Period, Executive agrees not to, directly or indirectly, solicit or attempt to solicit any former or current customer or client of Employer or any of the Aquilex Entities with whom Executive had material contact during the two (2) years immediately prior to termination of employment from Employer. For purposes of the preceding sentence, “material contact” shall mean interaction which takes place in an effort to continue and/or expand the relationship and/or service between Employer or any of the Aquilex Entities and its current and former customers and clients. The prohibition contained in this Section shall apply only to actual or attempted solicitation for the purpose of marketing or selling products or services which compete with those products or services offered by Employer or any of the Aquilex Entities at the termination of Executive’s employment. The parties acknowledge that the nonsolicitation articles outlined in this Agreement are agreed to based upon consideration independent from the consideration for the noncompete article, and that the parties intend these nonsolicitation provisions to be separate and independent agreements from the noncompete provision. The parties agree that the nonsolicitation provisions shall remain in force and effect, even if a court of law determines that other provisions of this Agreement are unenforceable, including, but not limited to, the noncompete provision.

ARTICLE 8: IRREPARABLE HARM

8.1 In the event of any breach or threatened breach of Article 4, 5, 6, or 7 of this Agreement, Executive acknowledges and agrees that Employer and the Aquilex Entities would be irreparably harmed thereby and that remedies at law would be inadequate. Accordingly, Executive agrees that in such event, Employer shall be entitled to injunctive or other equitable relief to restrain or enjoin any such breach.

ARTICLE 9: REASONABLE RESTRICTIONS

9.1 Executive agrees that the time, territorial and other limitations in Articles 4, 5, 6 and 7 are reasonable and properly required for the adequate protection of Employer’s Business. If anything is found unreasonable by a court of law or equity Executive agrees to be bound to any revision as the court may determine to be reasonable. If any limitation is found to be unreasonable in any jurisdiction, Executive agrees to be bound by the limitation in any other jurisdiction.

ARTICLE 10: SEVERABILITY OF RESTRICTIVE COVENANTS

10.1 If any provision or any part of any provisions of this Agreement is held invalid or unenforceable by any court, such holding shall not affect the validity or enforceability of any other provisions hereof, all of which shall remain in full force and effect. Specifically, Executive agrees that if any portion, or all, of Article 4, 5, 6, or 7, is found unreasonable by a court of law or equity, and the court finds that particular section invalid as a matter of law, he shall remain bound by the remaining such sections. Executive agrees that any ruling that Article 4, 5, 6 or 7 is unenforceable shall not render any other such Article unenforceable.

ARTICLE 11: TOLLING OF RESTRICTIONS

11.1 In the event that either party initiates litigation in an attempt to confirm or enforce its rights under this Agreement, the parties agree that the time period during which Executive is prohibited from competing with Employer or the Aquilex Entities or soliciting customers and personnel from Employer or the Aquilex Entities as described in Article 5, 6 or 7 will be tolled during the period of time in which such litigation is pending.

ARTICLE 12: MISCELLANEOUS:

12.1 For purposes of this Agreement, the term “affiliate” or “affiliated” means an entity or entities in which Employer has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Employer.

12.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Executive, Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:	Aquilex Corp. c/o Harvest Partners, LLC 280 Park Avenue, 33rd Floor New York, New York 10017 Attn: Michael B. DeFlorio

(or to Employer’s current headquarters address) to the attention of the President.

If to Executive:	To his last known personal residence

12.3 This Agreement shall be governed by and construed and enforced, in all respects in accordance with, the law of the State of Georgia, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that Employer’s Dispute Resolution Plan, or if no such plan is in place, then the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder.

12.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

12.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through Employer’s Dispute Resolution Plan with all proceedings to be held in Atlanta, Georgia or, if no such plan is in place, then pursuant to binding arbitration to be held in Atlanta, Georgia, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”); provided, however, that Employer or Executive, on its own behalf and on behalf of any of the Aquilex Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of this Agreement and Executive or Employer, as the case may be, hereby consents that such restraining order or injunction may be granted without the necessity of the other party posting any bond. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that the award shall be made in writing no more than 30 days following the end of the proceeding, and that the arbitration shall not be conducted as a class action. Any award rendered by the arbitrator, as well as the arbitrator’s determination of which party or parties and in what amount(s) the costs and fees of the arbitrator shall be borne, shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.

Executive Initials	Employer Initials

12.7 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. No such assignment shall relieve Employer or Executive of any of its obligations under this Agreement. Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred by Executive, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Executive.

12.8 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Executive’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties and their respective affiliates with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby. Without limitation on the foregoing, this Agreement becomes effective as of the date first written above, and the Predecessor Agreement is confirmed to be of no further force or effect as of such date, without the payment of any additional consideration by or to either of the parties thereto.

12.9 Harvest Partners IV, LP, Harvest Partners IV GmbH and Co. KG and Harvest Partners V, LP shall be an intended third party beneficiary of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement in multiple originals to be effective on the date first written above.

AQUILEX CORP.

By:	/s/ Michael B. DeFloro
Name: Michael B. DeFloro
Title: Authorized Signatory

EXECUTIVE

/s/ L.W. Varner, Jr.

L.W. Varner, Jr.

Exhibit A

Annual Incentive Bonus

Annual incentive bonus targets will be determined as mutually agreed to by Harvest Partners, LLC and the Executive consistent with Employer’s past calculation practices.

The Executive’s Annual Incentive Bonus, if any, will be paid within thirty (30) days of completion of the Employer’s annual audit by its external accountants for such year, but in no event later than December 31 of the year following the year to which the bonus relates.

For purposes of this Agreement, “EBITDA” shall mean the annual net income adjusted to exclude, without duplication, (a) interest expense (net of interest income), (b) income taxes, (c) depreciation and amortization, (d) transaction fees and expenses or other one-time expenses incurred in connection with any acquisition, sale, merger, initial public offering or secondary offering and any other income or expense item (such as, but not limited to, amortization of goodwill or the expensing of any stock or option grants, exercises or settlements) arising in connection therewith, (e) other extraordinary gain or loss and (f) any management fees paid to Harvest Partners, Inc. EBITDA shall be determined by Parent’s Board, calculated in accordance with generally accepted accounting principles and shall be subject to (a) any adjustments made in good faith by Parent’s Board, (b) audit or review by Parent’s external accountants and (c) approval, in good faith, by Parent’s Board.